EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

VP – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna Del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

ALTERA ANNOUNCES SECOND QUARTER RESULTS

SALES UP 8% SEQUENTIALLY; NEW PRODUCTS GROW 25%

San Jose, Calif., July 25, 2005 — Altera Corporation (Nasdaq: ALTR) today announced second quarter 2005 sales of $285.5 million, up 8% from the first quarter of 2005 and up 6% from the second quarter of 2004. Sales of the company’s new products grew 25% sequentially and were up 70% from the prior year’s second quarter.

Second quarter net income was $67.6 million, $0.18 per diluted share, compared to net income of $75.3 million, $0.20 per diluted share, in the second quarter of 2004. Gross profit margin was 68.3% for the second quarter of 2005 versus 69.9% for the second quarter of 2004.

The second quarter tax provision includes a $21 million charge related to the planned repatriation of $400 million in foreign earnings pursuant to the provisions of the American Jobs Creation Act of 2004. In addition, the company recorded a tax benefit of approximately $15.2 million arising primarily from the settlement of Federal and California income tax audits during the quarter. The net impact of these two items added $5.8 million to the company’s second quarter tax provision, reducing earnings per share by $0.01.

Altera repurchased 1.9 million shares of its common stock during the quarter at a cost of $38.0 million. Altera ended the quarter with $1.3 billion in cash and short- and long-term investments.

“Our new product growth rate accelerated from the first quarter’s pace. Stratix® II FPGA sales doubled from the first quarter, and we continue to lead the 90-nm high-density FPGA market by a wide margin. While still very early in their life cycle, Cyclone™ II FPGA and MAX® II CPLD sales more than tripled, demonstrating the revenue growth potential represented by these new families. This was also another great quarter for HardCopy® structured ASIC sales, with results up sharply from the first quarter,” said John Daane, president, chief executive officer, and chairman of the board. “Our two largest selling product families, Cyclone and Stratix FPGAs, also posted solid gains in the quarter. They remain the leading products of their generation in the PLD industry.”

(more)

Altera’s innovation and execution made the company the fastest-growing programmable logic supplier in 2004. This track record of innovation and execution continues in 2005:

•	As yet another indicator of the increasing use of programmable solutions in the consumer market, Texas Instruments (TI) is now using multiple Altera devices in its Digital Light Processing (DLP) technology. TI provides its DLP components to television manufacturers, enabling them to bring the highest quality visual experience to consumers. TI initially chose Cyclone FPGAs for its 720p DLP product. Cyclone devices met TI’s performance goals with the lowest-speed-grade device, resulting in the maximum cost/performance benefit. Cyclone devices were also readily available in high-volume quantities, a critical requirement to support the steep production ramps encountered in the consumer market. Building on the contribution made by Cyclone FPGAs, TI next adopted Stratix devices and HardCopy structured ASICs for its even higher resolution 1080p DLP product. By incorporating the high-performance digital signal processing (DSP) capabilities of Altera’s devices, which bolster TI’s advanced video processing, TI was able to bring its industry-leading innovations to market, advancing its competitive position in HDTV applications.

Because Altera is the only PLD vendor to offer a structured ASIC solution, Altera is uniquely positioned to respond to customers such as TI whose high-density FPGA-based designs require lower costs for production. Being first-to-market is critically important in fast-moving consumer electronics equipment. Programmable logic’s short design cycle offers significant advantages to these customers. Altera’s innovative products, such as the low-cost Cyclone family, are accelerating Altera’s presence in consumer products and have helped fuel the 22% compound growth Altera has experienced in the consumer market from 1999 to 2004.

•	With the delivery of MAX II EPM1270 devices to the world’s largest television manufacturer, TTE Corporation, Altera has now shipped more than 400 million MAX CPLDs. Altera has led the CPLD market for more than 15 years, with cumulative MAX sales of more than $4 billion, and is further strengthening its leadership position with its new MAX II family. The MAX II family is half the cost and consumes one-tenth the power of previous MAX generations, while maintaining the same non-volatile memory and ease-of-use characteristics of the original MAX series. Due to its density and cost characteristics, the MAX II family can be used to replace less flexible and more expensive ASSPs, ASICs, and discrete devices, expanding the market beyond traditional CPLD applications.

(2 of 7)

Business Outlook for the Third Quarter

Note: The following management expectations for the third quarter are stated in approximate terms and assume no impact from the operation of the company’s deferred compensation plan.

•	Altera expects that sales in the third quarter will be up 1% to 3% sequentially. Sales growth will be more moderate in comparison to the second quarter largely as a result of typical seasonal slowing in Europe.

•	Gross margins will be 68% to 69%, unchanged from the company’s previous second half gross margin expectations.

•	Research and development spending will decrease to approximately $52 million, reflecting lower new product introduction costs in the quarter.

•	SG&A expenses will be in the range of $58 million.

•	Other income will be approximately $8 million.

•	The expected tax rate will be approximately 20%.

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and the third quarter 2005 outlook. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s third quarter business update will be issued in a press release available after the market close on September 6.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “believe”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix, Stratix II, Cyclone, Cyclone II, MAX II, and HardCopy II device families, the rate at which our customers’ new platforms enter production, as well as changing economic conditions, and other risk factors discussed in documents filed by the

(3 of 7)

company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

#####

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

(4 of 7)

ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 1 2005	Apr. 1 2005	Jul. 2 2004	Jul. 1 2005	Jul. 2 2004
Net sales	$285,477	$264,822	$268,972	$550,299	$511,880
Cost of sales	90,592	83,890	81,026	174,482	156,867

Gross margin	194,885	180,932	187,946	375,817	355,013

Operating expenses:
Research and development	55,340	51,389	42,738	106,729	85,320
Selling, general, and administrative	55,895	54,334	52,712	110,229	102,590

Total operating expenses	111,235	105,723	95,450	216,958	187,910

Income from operations	83,650	75,209	92,496	158,859	167,103
Interest and other income, net	8,058	4,498	3,272	12,556	7,008

Income before income taxes	91,708	79,707	95,768	171,415	174,111
Provision for income taxes	(24,142)	(15,941)	(20,459)	(40,083)	(40,045)

Net income	$67,566	$63,766	$75,309	$131,332	$134,066

Income per share:
Basic	$0.18	$0.17	$0.20	$0.35	$0.36

Diluted	$0.18	$0.17	$0.20	$0.35	$0.35

Shares used in computation:
Basic	373,040	372,881	373,696	372,961	374,723

Diluted	379,585	379,443	382,819	379,514	384,314

Tax rate	26.3%	20.0%	21.4%	23.4%	23.0%
% of Net sales:
Gross margin	68.3%	68.3%	69.9%	68.3%	69.4%
Research and development	19.4%	19.4%	15.9%	19.4%	16.7%
Selling, general, and administrative	19.6%	20.5%	19.6%	20.0%	20.1%
Income from operations	29.3%	28.4%	34.4%	28.9%	32.6%
Net income	23.7%	24.1%	28.0%	23.9%	26.2%

Note: Our Nonqualified Deferred Compensation Plan (NQDC Plan) had a gain of $0.7 million and a loss of $1.2 million, respectively, for the three month periods ended July 1, 2005 and April 1, 2005. Gains or (losses) were included in interest and other income, as well as compensation expense as follows. There was no net impact on income before income taxes or net income for any period presented.

NQDC Impact (In Millions)	Q2’05	Q1’05	Q-Q Change
Increase/(Decrease) in R&D Expense	$0.4	$(0.4)	$0.8
Increase/(Decrease) in SG&A Expense	0.3	(0.8)	1.1

Increase/(Decrease) in Interest and other income	$0.7	$(1.2)	$1.9

(5 of 7)

ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Jul. 1 2005	Apr. 1 2005	Dec. 31 2004
Assets
Current assets:
Cash and short-term investments	$1,203,033	$1,209,470	$1,203,248
Accounts receivable, net	146,252	113,832	67,522
Inventories	63,588	55,604	67,454
Deferred compensation plan assets	57,134	58,965	56,148
Other current assets	148,094	132,401	142,725

Total current assets	1,618,101	1,570,272	1,537,097
Long-term investments	72,301	—	—
Property and equipment, net	156,937	158,145	159,587
Deferred income taxes and other assets, net	47,321	49,391	49,982

	$1,894,660	$1,777,808	$1,746,666

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$200,735	$183,798	$190,813
Deferred compensation plan obligations	57,134	58,965	56,148
Deferred income and allowances on sales to distributors	255,554	225,186	221,081

Total current liabilities	513,423	467,949	468,042
Stockholders’ equity	1,381,237	1,309,859	1,278,624

	$1,894,660	$1,777,808	$1,746,666

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:3	1:3	1:3
Annualized YTD Return on Equity	20%	20%	24%
Quarterly Depreciation Expense	$6,480	$6,982	$6,245
Quarterly Capital Expenditures	$5,272	$5,540	$8,862
Annualized Sales per Employee	$499	$486	$489
Number of Employees	2,259	2,197	2,164
Inventory MSOH (a): Altera	2.1	2.0	2.8
Inventory MSOH (a): Distribution	1.3	1.3	1.4
Days Sales Outstanding	47	39	26

(a)	MSOH: Months Supply On Hand

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

(6 of 7)

ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q2’05	Q1’05	Q2’04	Q-Q Growth	Y-Y Growth
Geography
North America	24%	24%	27%	4%	-9%

Europe	25%	27%	24%	0%	10%
Japan	25%	25%	26%	9%	6%
Asia Pacific	26%	24%	23%	20%	19%

International	76%	76%	73%	9%	12%

Total	100%	100%	100%	8%	6%

Product Category
New	40%	34%	25%	25%	70%
Mainstream	36%	39%	43%	0%	-13%
Mature & Other	24%	27%	32%	-3%	-18%

Total	100%	100%	100%	8%	6%

Market Segment
Communications	43%	41%	41%	12%	10%
Industrial	31%	31%	34%	9%	-2%
Computer & Storage	10%	11%	11%	-1%	1%
Consumer	16%	17%	14%	2%	20%

Total	100%	100%	100%	8%	6%

FPGAs and CPLDs
FPGA	69%	69%	69%	9%	7%
CPLD	20%	21%	23%	2%	-9%
Other	11%	10%	8%	14%	40%

Total	100%	100%	100%	8%	6%

Product Category Description

Category	Products

New	Stratix, Stratix II, Stratix GX, Cyclone, Cyclone II, MAX 3000A, MAX II, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

Note: During the quarter ended July 1, 2005, we refined our methodology for classifying revenue by market segment. All prior period data have been adjusted to conform to the current period’s methodology. Data calculated under both the new and former methodologies are available in the investor relations section of the company’s website at http://www.altera.com.

(7 of 7)